Exhibit 99.1

FOR IMMEDIATE RELEASE

Cardinal Health signs definitive agreement to sell its Cordis business to Hellman & Friedman

DUBLIN, OHIO – March 12, 2021 — Cardinal Health (NYSE: CAH) today announced that it has signed a definitive agreement to sell its Cordis business to Hellman & Friedman (H&F) for approximately $1 billion, which includes buyer’s assumption of certain liabilities and seller’s retention of certain working capital accounts. The transaction is expected to close in the first half of Cardinal Health’s fiscal year 2022, subject to customary closing conditions and regulatory clearances.

“Cordis has a long history of innovation in minimally-invasive cardiovascular technology, and we are confident that with H&F as its owner, Cordis will be well-positioned for growth, innovation and success,” said Mike Kaufmann, CEO of Cardinal Health. “Cardinal Health and H&F have a shared passion for delivering high-quality medical products to customers and we are excited about the future for the Cordis business under H&F’s ownership.”

“Our decision to divest Cordis demonstrates our disciplined approach to evaluating our portfolio and focusing our resources in our strategic growth areas where we are an advantaged owner,” Kaufmann continued. “Looking forward, we remain committed to our medical distribution and global medical products businesses.”

“Cordis is an excellent fit with our philosophy of investing in great businesses as a market-leading cardiovascular device manufacturer known for high-quality products, strong physician satisfaction and superb patient outcomes,” said Hunter Philbrick, Partner at H&F. “We are excited to invest in the talented Cordis, Ajax and Zeus teams to drive industry leadership, therapeutic innovation and improved patient experiences.”

“We at Ajax Health and Zeus Health are ecstatic about injecting growth into Cordis’ powerful platform, and will do so through investments in the core business and through an independent R&D engine – the ‘Cordis Accelerator’ – to develop and commercialize a new pipeline of products exclusively for Cordis,” said Duke Rohlen, CEO of Ajax Health and Zeus Health, partners to H&F in the transaction, and Executive Chairman-designate of Cordis and CEO of Cordis Accelerator. “We see an unparalleled opportunity to partner with both existing Cordis leadership and H&F to combine a best-in-class innovation engine with a strong and robust commercial chassis. Together, we will establish Cordis as the standard bearer for medical device innovation.”

After closing, most assets and liabilities associated with the Cordis business will transfer to H&F. Cardinal Health will retain full authority for lawsuits related to inferior vena cava filters in the United States and Canada, as well as liability associated with these matters. Cardinal Health estimates that, after completion of the transition services agreement, the divestiture of the Cordis business will decrease Medical segment profit by approximately $60 million to $70 million on an annual run-rate basis.

In connection with the entry into this definitive agreement, Cardinal Health will classify the Cordis business as held for sale, which Cardinal Health expects to result in a pre-tax loss of up to $120 million in the third quarter of its fiscal year 2021. Additionally, Cardinal Health was authorized to incur costs associated with the planned divestiture of up to $125 million, primarily in its fiscal years 2021 and 2022.

Advisors
J.P. Morgan Securities LLC is serving as exclusive financial advisor to Cardinal Health and Skadden, Arps, Slate, Meagher & Flom LLP served as the company’s legal advisor. UBS Investment Bank served as the sole

Cardinal Health

financial advisor to Hellman & Friedman, with Kirkland & Ellis LLP providing the firm’s legal counsel and H&F’s committed financing for the transaction provided by Deutsche Bank Securities Inc. and UBS Securities LLC.

About Cardinal Health Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With 50 years in business, operations in more than 40 countries and approximately 48,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

About Hellman & Friedman
Hellman & Friedman is a preeminent global private equity firm with a distinctive approach focused on investments in high-quality growth businesses. H&F seeks to partner with world-class management teams where its deep sector expertise, long-term orientation, and collaborative partnership approach enable companies to flourish. Since its founding in 1984, H&F has raised over $50 billion of committed capital, invested in over 90 companies, and is currently investing its ninth fund, with $16.5 billion of committed capital. Learn more about H&F’s defining investment philosophy and approach to sustainable outcomes at www.hf.com.

About Ajax Health
Ajax Health seeks to identify, support and scale disruptive technologies in the healthcare space. Taking an active operating role, the Ajax team has a proven track record of helping companies of all sizes, stages and structures achieve their value-creation goals. Ajax Health is headquartered in Menlo Park, Calif. and backed by an investor group led by HealthQuest Capital along with Polaris Partners and Aisling Capital. Learn more about Ajax at www.ajaxhealth.com.

About Zeus Health
Zeus Health is a platform formed by leading global investment firm KKR focused on investing in and operating a portfolio of emerging medical technology companies. Zeus Health is a continuation of the long-standing strategic partnership between KKR and Duke Rohlen. Zeus Health is headquartered in Menlo Park, Calif.

Contacts
Media: Sarah Shew, sarah.shew@cardinalhealth.com and 614.553.3401;
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942.

Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing Cardinal Health's plans to divest the Cordis business and the financial impact to Cardinal Health resulting therefrom, as well as other statements about future expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results, trends or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include: the ability to successfully complete the divestiture of the Cordis business on a timely basis, including receipt of required regulatory approvals and satisfaction of other conditions; the risk that the costs associated with exit or disposal activities or stranded costs could ultimately be greater than we currently expect; the risk that the write-down or loss on sale of the transferred assets could ultimately be greater than we currently expect; and the possibility that the divestiture could result in an impairment of our remaining Medical unit goodwill. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of March 12, 2021. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.